Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2019

Financial Results

BEDFORD, MASS. – October 29, 2019 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its third quarter ended September 30, 2019.

Revenue for the third quarter of 2019 was $3.0 million compared to $5.4 million in the same quarter last year. Operating loss in the third quarter of 2019 was $1.2 million compared to operating income of $1.1 million in the third quarter of 2018.

The decrease in revenue and higher operating loss in the current three-month period compared to the corresponding period last year was primarily due to lower biometrics software license sales that was partially offset by higher imaging license sales. Lower biometrics software license sales were primarily due to: i) a software license agreement we entered into with a large commercial customer in the third quarter of 2018, whereas we had no such license sale in the third quarter of 2019, and ii) to a lesser extent lower revenue from the software license agreement we entered into with a systems integrator in the second quarter of 2018. This was partially offset by higher software license sales to other customers.

Net loss in the third quarter of 2019 was $0.2 million, or $0.01 per diluted share, which compares to a net income of $1.3 million, or $0.06 per diluted share, in the same period a year ago.

Revenue for the first nine months of 2019 was $9.8 million compared to $12.1 million in the same nine-month period last year. Operating loss for the first nine months of 2019 was $2.4 million compared to operating income of $38,000 in the same nine-month period last year. The decrease in revenue and higher operating loss were primarily due to: i) lower biometrics software license sales; ii) lower imaging software license sales, and iii) higher total costs and expenses. This was partially offset by higher biometrics services revenue. Lower biometrics software license sales were primarily due to: i) a software license agreement we entered into with a large commercial customer in the third quarter of 2018, whereas we had no such license sale in the third quarter of 2019, and ii) to a lesser extent lower revenue from the software license agreement we entered into with a systems integrator in the second quarter of 2018. This was partially offset by higher software license sales to other customers.

Net loss for the first nine months of 2019 was $0.9 million, or $0.04 per diluted share, which compares to net income of $0.6 million, or $0.03 per diluted share, in the same period a year ago.

Robert Eckel, Aware’s chief executive officer and president, said "Our revenue results for the third quarter were below expectations.  Our quarterly revenue and earnings fluctuate based on the timing of the delivery of licenses and services for projects. They are also impacted by our business model shift to more subscription arrangements that are based on multiyear enterprise, per user or per transaction-based contracts that are more backend weighted as opposed to upfront license deals.  Our expenses were higher due to our continued investments in productized solutions and business development with respect to enhancing customer centric product offerings addressing the growing needs for mobile biometric solutions in multiple markets. We are optimistic about the prospects for our business, as we are engaged with a number of quality companies and organizations who are looking to enhance and advance their business practices with Aware biometric solutions."

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, iris, and voice capture, sample quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products apply biometrics to enable identity-centric security solutions for applications including banking and payments, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xii) our intellectual property is subject to limited protection; xiii) we may be sued by third parties for alleged infringement of their proprietary rights; xiv) we must attract and retain key personnel; xv) we rely on single sources of supply for certain components used in our hardware products; xvi) our business may be affected by government regulations and adverse economic conditions; xvii) we may make acquisitions that could adversely affect our results, and xviii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Software licenses	$1,138	$3,449	$3,864	$6,582
Software maintenance	1,291	1,297	3,965	3,993
Services	581	655	1,925	1,498
Total revenue	3,010	5,401	9,754	12,073

Costs and expenses:
Cost of software licenses	-	20	-	20
Cost of services	267	320	1,106	740
Research and development	2,071	1,816	5,922	5,579
Selling and marketing	930	1,297	2,665	3,234
General and administrative	915	807	2,510	2,463
Total costs and expenses	4,183	4,260	12,203	12,036
Patent related income	-	1	49	1

Operating income (loss)	(1,173)	1,142	(2,400)	38
Interest income	253	224	806	587
Income (loss) before provision for (benefit from) income taxes	(920)	1,366	(1,594)	625
Provision for (benefit from) income taxes	(769)	89	(733)	31
Net income (loss)	($151)	$1,277	($861)	$594

Net income (loss) per share – basic	($0.01)	$0.06	($0.04)	$0.03
Net income (loss) per share – diluted	($0.01)	$0.06	($0.04)	$0.03

Weighted-average shares – basic	21,523	21,564	21,541	21,548
Weighted-average shares – diluted	21,523	21,639	21,541	21,604

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Cash and investments	$48,007	$51,612
Accounts and unbilled receivables, net	7,705	5,289
Property and equipment, net	3,832	4,085
Deferred tax assets	5,929	5,171
All other assets, net	426	284

Total assets	$65,899	$66,441

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,486	$1,445
Deferred revenue	3,648	3,099
Total stockholders’ equity	60,765	61,897

Total liabilities and stockholders’ equity	$65,899	$66,441

###

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com